Exhibit 5.0

Opinion of Kilpatrick Townsend & Stockton LLP

Suite 900 607 14th St., NW Washington DC 20005-2018 t 202 508 5800 f 202 508 5858

August 18, 2011	direct dial 202 508 5854 direct fax 202 585 0904 vcangelosi@kilpatricktownsend.com

Fox Chase Bancorp, Inc.

4390 Davisville Road

Hatboro, Pennsylvania  19040

Re:          Fox Chase Bancorp, Inc. 2011 Equity Incentive Plan

Board Members:

We have been requested by Fox Chase Bancorp, Inc., a Maryland corporation (the “Company”), to issue our opinion in connection with the registration of shares of the Company’s common stock, par value $0.01 per share, under the Securities Act of 1933, as amended (the “Securities Act”). The registration statement on Form S-8 (the “Registration Statement”) covers 960,369 shares of common stock which may be issued upon the exercise of options to purchase shares of such common stock granted under the Fox Chase Bancorp, Inc. 2011 Equity Incentive Plan (the “Equity Plan”) or distributed upon the vesting of stock awards granted under the Equity Plan.

We have made such legal and factual examinations and inquiries as we have deemed advisable for the purpose of rendering this opinion.  In our examination, we have assumed but have not verified (i) the genuineness of all signatures; (ii) the authenticity of all documents submitted to us as originals; (iii) the conformity with the originals of all documents supplied to us as copies; and (iv) the accuracy and completeness of all corporate records and documents and of all certificates and statements of fact, in each case given or made available to us by the Company or its subsidiaries.

Based on the foregoing, and limited in all respects to Maryland law, it is our opinion that the shares reserved for issuance and distribution under the Equity Plan are duly authorized, and, with respect to the shares issuable upon the exercise of stock options granted or to be granted under the Equity Plan, upon payment for such shares, and, with respect to awards of shares under the Equity Plan, upon issuance of such shares, in the manner described in the Equity Plan, all such shares will be validly issued, fully paid and nonassessable.

We note that, although certain portions of the Registration Statement (the financial statements and schedules) have been included therein (through incorporation by reference) on the authority of “experts” within the meaning of the Securities Act, we are not experts with respect to any portion of the Registration Statement, including, without limitation, the financial statements or schedules or the other financial information or data included therein.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Registration Statement on Form S-8, and we consent to the use of the name of our firm under the heading “Interests of Named Experts and Counsel” therein.

Very truly yours,

KILPATRICK TOWNSEND & STOCKTON LLP

By:	/s/ Victor L. Cangelosi
Victor L. Cangelosi, a Partner